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                                                                  Exhibit (C)(1)




                         AGREEMENT AND PLAN OF MERGER


                                 by and among


                                MAXSERV, INC.,


                        MAX ACQUISITION DELAWARE INC.,


                                      and


                            SEARS, ROEBUCK AND CO.


                           Dated as of March 2, 1997


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                               TABLE OF CONTENTS
                               -----------------
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
ARTICLE I - DEFINITIONS.....................................................  2
1.01         Definitions....................................................  2

ARTICLE II - THE TENDER OFFER...............................................  8
2.01         The Offer......................................................  8
2.02         Company Action.................................................  9

ARTICLE III - THE MERGER.................................................... 10
3.01         The Merger..................................................... 10
3.02         Effective Time................................................. 11
3.03         Certificate of Incorporation................................... 11
3.04         By-Laws........................................................ 11
3.05         Directors and Officers......................................... 11
3.06         Further Assurances............................................. 11
3.07         Stockholders' Meeting or Written Consent in Lieu of a Meeting.. 11
3.08         Company Board Representation; Section 14(f).................... 13

ARTICLE IV - CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS............. 14
4.01         Conversion or Cancellation of Shares........................... 14
4.02         Exchange of Certificates; Paying Agent......................... 15
4.03         Dissenters' Rights............................................. 16
4.04         Transfer of Shares After the Effective Time.................... 16
4.05         Company Stock Options and Warrant.............................. 17

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF THE COMPANY................... 17
5.01         Organization, Qualification.................................... 17
5.02         Company Subsidiaries........................................... 17
5.03         The Company's Capitalization................................... 17
5.04         Company Investments............................................ 18
5.05         Authority...................................................... 18
5.06         Consents and Approvals; No Violation........................... 18
5.07         SEC Reports; Financial Statements.............................. 19
5.08         Proxy Statement; Offer Documents............................... 19
5.09         Undisclosed Liabilities........................................ 20
5.10         Absence of Certain Changes or Events........................... 20
5.11         Patents, Trademarks, Etc....................................... 20
5.12         Employee Benefit Plans......................................... 21
5.13         Legal Proceedings, Etc......................................... 21
5.14         Taxes.......................................................... 22
5.15         Compliance with Law............................................ 22

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
5.16         Insider Interests.............................................. 22
5.17         Environmental Protection....................................... 22
5.18         Labor Matters.................................................. 23
5.19         Brokers and Finders............................................ 23

ARTICLE VI - REPRESENTATIONS AND WARRANTIES OF
THE PARENT AND THE PURCHASER................................................ 24
6.01         Corporation Organization....................................... 24
6.02         Authorized Capital............................................. 24
6.03         Authority...................................................... 24
6.04         No Prior Activities............................................ 24
6.05         No Financing Contingency....................................... 25
6.06         Governmental Filings; No Violations............................ 25
6.07         Brokers and Finders............................................ 25
6.08         Offer Documents; Proxy Statement; Other Information............ 26

ARTICLE VII - COVENANTS OF THE PARTIES...................................... 26
7.01         Conduct of Business of the Company............................. 26
7.02         Notification of Certain Matters................................ 28
7.03         Access to Information.......................................... 28
7.04         Further Information............................................ 29
7.05         Reasonable Efforts............................................. 29
7.06         Public Announcements........................................... 29
7.07         Indemnity; D&O Insurance....................................... 30
7.08         Other Transactions............................................. 32
7.09         Contribution to Capital........................................ 32

ARTICLE VIII - CONDITIONS TO THE MERGER..................................... 32
8.01         Conditions to Each Party's Obligation to Effect the Merger..... 32
8.02         Conditions to the Obligations of the Parent and the Purchaser
             to Effect the Merger........................................... 33
8.03         Conditions to the Obligations of the Company to Effect the
             Merger......................................................... 33

ARTICLE IX - CLOSING........................................................ 34
9.01         Time and Place................................................. 34
9.02         Filings at the Closing......................................... 34

ARTICLE X - TERMINATION; AMENDMENT; WAIVER.................................. 34
10.01        Termination.................................................... 34
10.02        Effect of Termination.......................................... 35
10.03        Fees and Expenses.............................................. 35

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
ARTICLE XI - MISCELLANEOUS                                                   36
11.01        Survival of Representations, Warranties, Covenants and
             Agreements....................................................  36
11.02        Amendment and Modification....................................  36
11.03        Waiver of Compliance; Consents................................  36
11.04        Counterparts..................................................  36
11.05        Governing Law; Submission to Jurisdiction.....................  37
11.06        Notices.......................................................  37
11.07        Entire Agreement, Assignment Etc..............................  38
11.08        Validity......................................................  38
11.09        Headings; Certain Definitions.................................  39
11.10        Specific Performance..........................................  39

ANNEX A ................................................................... A-1

ANNEX B ................................................................... B-1

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                          AGREEMENT AND PLAN OF MERGER


          AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of March 2, 1997, among MaxServ, Inc., a Delaware corporation (the "Company"), Max Acquisition Delaware Inc., a Delaware corporation (the "Purchaser"), and Sears, Roebuck and Co., a New York corporation (the "Parent").

          WHEREAS, on February 4, 1997, Parent and Purchaser commenced a tender offer to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares") of the Company for a purchase price of $7.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 4, 1997 (the "Offer to Purchase") of Purchaser and the related Letter of Transmittal (collectively, the "Initial Offer"), which are filed as exhibits to each of (a) the Tender Offer Statement on Schedule 14D-1 filed by Parent and Purchaser (together with all supplements or amendments thereto, the "Schedule 14D-1") and
(b) the Transaction Statement on Schedule 13E-3 filed by Parent and Purchaser (together with all supplements or amendments thereto, the "Schedule 13E-3") in respect of the Initial Offer with the Securities and Exchange Commission (the "SEC") on February 4, 1997;

          WHEREAS, on February 18, 1997, the Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Company Board") filed a Solicitation/Recommendation Statement on Schedule 14D-9 on behalf of the Company (together with all supplements or amendments thereto, the "Schedule 14D-9") in which it recommended the Company's stockholders reject the Initial Offer;

          WHEREAS, the Boards of Directors of Purchaser and, on the recommendation of the Special Committee and, following approval of the disinterested directors of the Company Board, the Company, each have determined that it is in the best interests of their respective companies and stockholders for Parent to acquire the Company upon the terms and conditions set forth herein;

          WHEREAS, promptly following the execution hereof, Parent and Purchaser will file with the SEC an amendment to the Schedule 14D-1 which reflects the Amendments, and the Special Committee will file an amendment to the Schedule 14D-9 in which it recommends to the Company's stockholders that they accept the Offer;

          WHEREAS, the Company, the Parent and the Purchaser desire to make certain representations, warranties and agreements in connection with this Agreement;

          WHEREAS, to complete the acquisition described herein, the respective Boards of Directors of the Purchaser and the Company, and the Parent acting as the sole stockholder of the Purchaser, have approved the Offer and the subsequent merger of the Purchaser with and into the Company upon the terms and subject to the conditions of this Agreement;

          WHEREAS, in order to induce the Purchaser and the Parent to enter into this Agreement, the Stockholders have entered into the Tender Agreement, pursuant to which such

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stockholders have agreed to tender their shares of Common Stock pursuant to and in accordance with the terms of the Offer;

          NOW, THEREFORE, in consideration of the representations, warranties and agreements herein contained, and subject to the terms and conditions herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

          1.01 Definitions. For purposes of this Agreement and in addition to any and all definitions and interpretations otherwise provided throughout this Agreement, the following terms shall have the meanings set forth below. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending on reference.

          "Acquisition Proposal" shall mean any proposed merger, sale of assets, sale of shares of capital stock, acquisition of Shares other than pursuant to the Offer or the Merger or similar transaction involving the Company or any division of the Company.

          "Amendments" shall have the meaning set forth in Section 2.01.

          "Certificate of Incorporation" shall mean the Certificate of Incorporation of the Company.

          "Certificate" or "Certificates" shall mean the certificates that, immediately prior to the Effective Time, represent issued and outstanding Shares.

          "Closing" shall have the meaning set forth in Section 9.01.

          "Closing Date" shall mean the date on which the Closing occurs.

          "Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Common Stock" shall mean the common stock of the Company, par value $.01 per share.

          "Company Balance Sheet" shall mean the audited consolidated balance sheet of the Company dated as of May 31, 1996.

          "Company Benefit Plans" shall mean (i) all employee pension and welfare benefit plans, agreements and arrangements described in section 3(3) of ERISA, including without limitation, all qualified retirement plans and medical, dental, life insurance and other similar plans, maintained by the Company, to which the Company has contributed or been

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required to contribute, or with respect to which the Company has a liability, whether direct or indirect, actual or contingent, (ii) all stock option, change of control and similar plans, agreements and arrangements maintained by the Company, and (iii) all material employment, bonus, incentive, and similar plans, agreements and arrangements maintained by the Company.

          "Company Board" shall have the meaning set forth in the second Whereas clause of this Agreement.

          "Constituent Corporations" shall mean the Purchaser and the Company.

          "Delaware Certificate of Merger" shall have the meaning set forth in
Section 3.02.

          "DGCL" shall mean the General Corporation Law of the State of Delaware.

          "Director" shall mean a member of the Company Board as of the date hereof.

          "Disclosure Schedule" shall mean a schedule, attached hereto and incorporated herein by reference, executed and delivered by the Company to the Purchaser and the Parent as of the date hereof that sets forth the exceptions to the representations and warranties contained in Article V hereof and certain other information called for by this Agreement.

          "Dissenting Shares" shall mean Shares that are not voted in favor of the approval and adoption of the Merger and with respect to which appraisal rights are demanded and perfected in accordance with Section 262 of the DGCL and not withdrawn.

          "Dissenting Stockholders" shall mean the stockholders of the Company who hold Dissenting Shares.

          "Effective Time" shall have the meaning set forth in Section 3.02.

          "Environmental Claims" shall mean all written allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage, lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only, Environmental Claims include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or its statutory equivalent, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to Environmental Laws, (vi) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, and (vii) with regard to any

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present or former employees, claims relating to exposure to or injury from
Environmental Conditions.

          "Environmental Conditions" shall mean the state of the environment, including natural resources, soil, surface water, ground water, or ambient air, relating to or arising out of the use, storage, treatment, transportation, release, disposal, dumping or threatened release of Hazardous Substances.

          "Environmental Laws" shall mean all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued or entered pursuant thereto, relating to pollution or protection of the environment (e.g., ambient air, surface water, ground water, or soil). Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

          "Environmental Reports" shall mean any and all written analyses, summaries or explanations, in the possession or control of the Company, of (a) any Environmental Conditions in, on or about the Properties (defined below) of the Company or (b) the Company's compliance with Environmental Laws.

          "Equity Rights" shall have the meaning set forth in Section 5.03.

          "ERISA" shall mean the Employee Retirement Income Securities Act of 1974, as amended.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Expiration Date" shall mean the scheduled expiration date and the time the Offer is, from time to time, set to expire.

          "Funds" shall have the meaning set forth in Section 4.02(a).

          "Hazardous Substances" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials subject to regulation, control or remediation under Environmental Laws, including but not limited to petroleum, urea formaldehyde, flammable, explosive and

                                       4
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radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, and solvents.

          "Indemnified Parties" shall mean each present and former director or officer of the Company.

          "Indemnity Agreements" shall have the meaning set forth in Section
7.07.

          "Initial Offer" shall have the meaning set forth in the first Whereas clause of this Agreement.

          "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patented, patentable or not in any jurisdiction; nonpublic information, trade secrets and confidential information (including, without limitation, (i) all databases owned, maintained, supported and updated by Parent, located at Parent's computer facilities and (ii) Sears TIPS Database, Sears MAX Database, Sears STAC Database (as such terms are defined in that certain Service Agreement by and between the Company and the Parent dated as of May 20, 1993), and any other databases created by the Company specifically for providing services to Parent) and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrighted, copyrightable or not in any jurisdiction; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights and computer programs and software (including source code, object code and data); licenses, immunities, covenants not to sue and the like relating to the foregoing; and any claims or causes of action arising out of or related to any infringement or misappropriation of any of the foregoing.

          "Loan Agreement" shall mean the Loan Agreement between the Company and Texas Commerce Bank, National Association, dated as of April 29, 1994, as amended.

          "Material Adverse Effect" shall mean a material adverse effect on the business, assets, financial condition or results of operation of the Company or on the ability of the Company, the Parent or the Purchaser to consummate the transactions contemplated by this Agreement, or any event or events which, individually or in the aggregate, constitute or, with the passage of time, would constitute a Material Adverse Effect.

          "Merger" shall have the meaning set forth in Section 3.01.

          "Merger Consideration" shall have the meaning set forth in Section 4.01(a).

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          "Offer" shall have the meaning set forth in Section 2.01(a).

          "Offer Conditions" shall have the meaning set forth in Section
2.01(a).

          "Offer Documents" shall mean the documents pursuant to which the Offer will be made, including all materials required to be transmitted to stockholders pursuant to Regulations 13E-3 and 14D-1 of the Exchange Act, together with any supplements or amendments thereto.

          "Offer to Purchase" shall have the meaning set forth in the first whereas clause of this Agreement.

          "Options" shall mean outstanding options to purchase Shares issued pursuant to the Stock Option Plans, or otherwise.

          "Other Filings" shall have the meaning set forth in Section 3.07(b).

          "Parent Companies" shall mean the Parent together with any wholly-owned subsidiaries of the Parent.

          "Paying Agent" shall have the meaning set forth in Section 4.02(a).

          "Properties" shall mean the real or personal properties owned or leased by the Company.

          "Proxy Statement" shall mean any proxy or information statement or similar materials distributed to the Company's stockholders in connection with the Merger, including any amendments or supplements thereto.

          "Real Property" shall mean all of the real property owned in fee by the Company.

          "Real Property Leases" shall mean all of the material leases and subleases under which, as of the date hereof, the Company has the right to occupy space.

          "Schedule 13E-3" shall have the meaning set forth in the first Whereas clause of this Agreement.

          "Schedule 14D-1" shall have the meaning set forth in the first Whereas clause of this Agreement.

          "Schedule 14D-9" shall have the meaning set forth in the second Whereas clause of this Agreement.

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
          "SEC" shall mean the Securities and Exchange Commission.

          "SEC Reports" shall have the meaning set forth in Section 5.07.

          "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Shares" shall have the meaning set forth in the first Whereas clause of this Agreement.

          "Special Committee" shall have the meaning set forth in the second Whereas clause of this Agreement.

          "Staff" shall mean the employees, representatives and other staff of the SEC.

          "Stockholders" shall mean Sunwestern Investment Fund II, a Texas limited partnership, and Sunwestern Cayman 1984 Partners.

          "Stockholders' Meeting" shall mean the annual or special meeting of the stockholders of the Company held for the purpose of approving and adopting this Agreement, the Merger and the transactions contemplated hereby and thereby.

          "Stock Option Plans" shall mean the Company's 1988 Stock Option Plan and the Company's 1994 Stock Option Plan.

          "Stock Purchase Agreement" shall mean that certain Stock Purchase Agreement by and between the Parent and the Company dated as of December 29, 1994.

          "Surviving Corporation" shall mean the Company after the Merger.

          "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other governmental charges, including, without limitation, income, estimated income, gross receipts, profits, occupation, franchise, capital stock, real or personal property, sales, use, value added, transfer, license, commercial rent, payroll, employment or unemployment, social security, disability, withholding, alternative or add-on minimum, customs, excise, stamp or environmental taxes, and further including all interest, penalties and additions in connection therewith for which the Company may be liable.

          "Tender Agreement" shall mean that certain Stockholder Tender Agreement, dated as of the date hereof by and among, the Purchaser, the Parent and the Stockholders.

          "Transfer Agent" shall mean the transfer agent selected by the Company.

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          "Warrants" shall mean the Warrant No. 1 to purchase 50,000 Shares issued to Needham & Co., Inc., dated August 30, 1994.


                                  ARTICLE II

                                THE TENDER OFFER

          2.01 The Offer. (a) As promptly as practicable following the execution hereof, Parent and Purchaser will amend the Initial Offer (the Initial Offer as now or hereafter amended, is referred to herein as the "Offer") to provide (i) for a purchase price per Share of $7.75 (the "Per Share Price"),
(ii) for the period the Offer is to remain open to be extended to provide for an initial expiration of the Offer no later than at 12:00 midnight on Friday, March 14, 1997 and (iii) for the consummation of the Offer to be subject only to the conditions (the "Offer Conditions") set forth on Annex A hereto (collectively, the "Amendments"). Without the prior written consent of the Company, neither Parent nor Purchaser shall (i) reduce the number of Shares subject to the Offer,
(ii) reduce the price per Share to be paid pursuant to the Offer, (iii) extend the Offer if all of the Offer Conditions have been satisfied or waived, (iv) change the form of consideration payable in the Offer, (v) amend, modify or add to the Offer Conditions (provided that Parent or Purchaser in its sole discretion may waive any such conditions) or (vi) amend any other term of the Offer in a manner adverse to the holders of the Shares. Notwithstanding the foregoing, Parent and Purchaser may, without the consent of the Company, (A) extend the Offer, if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, (B) extend the Offer for any period required by any statute, rule, regulation, interpretation or position of the SEC or any other governmental authority or agency (domestic, foreign or supranational) applicable to the Offer, and (C) extend the Offer on one or more occasions for an aggregate of not more than 15 business days beyond the latest expiration date that would otherwise be permitted under clauses (A) and (B) of this sentence in order to obtain at least 90% of the outstanding Shares. Purchaser will promptly pay for all Shares tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to the satisfaction or waiver of the Offer Conditions.

          (b) As promptly as reasonably practicable following execution of this Agreement, the Parent and the Purchaser shall file with the SEC each of the
Schedule 13E-3 and Schedule 14D-1, which shall reflect the Amendments. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of Shares, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation will be made by the Parent or the Purchaser with respect to information supplied by the Company or any Stockholder in writing specifically for inclusion in the Offer Documents, and the Offer Documents may contain a disclaimer to such effect. Each of the Parent, the Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of the Parent and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Parent and the Purchaser agree to provide the Company and its counsel in writing with any comments the Parent, the Purchaser or their counsel may receive from the SEC or its Staff with respect to the Offer Documents promptly after the receipt of such comments and shall provide the Company and its counsel an opportunity to participate, including by way of discussions with the Commission or its Staff, in the response of the Parent and Purchaser to such comments. The Company and its counsel shall be given all practicable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the stockholders of the Company.

          (c) The Parent will make available to the Purchaser sufficient funds sufficiently in advance of the Effective Time to consummate the Offer and the Merger in accordance with the provisions of this Agreement.

          2.02 Company Action. (a) The Company hereby approves of and consents to the Offer and the Merger and represents and warrants that (X) the Special Committee has unanimously adopted resolutions determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of the Company other than Parent and recommending without qualification that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger and (Y) the disinterested directors of the Company Board and the Company Board have each (i) unanimously adopted resolutions that approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the transactions contemplated thereby, in all respects and (ii) taken all other action necessary to render any state takeover statutes inapplicable to the Offer and the Merger and the Tender Agreement and (Z) as required by Section 7.04 (e) of the Stock Purchase Agreement, a majority of the directors on the Company Board who are not affiliated with the Parent have approved the acquisition of additional Shares by the Parent or its affiliates pursuant to the terms of the Offer and the Merger.

          (b) The Company has been advised by each of its executive officers and each of its directors, that each such person intends to tender pursuant to the Offer all outstanding Shares owned or controlled by such person. The Company represents that the Special Committee has received the oral opinion of Broadview Associates LLC that the consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders from a financial point of view, and the Company will provide a copy of the written form of such opinion to the Parent prior to the filing of the amendments to the
Schedule 14D-1 and the Schedule 14D-9 contemplated hereby.

          (c) The Special Committee shall use its best efforts to file with the SEC, on the date the Offer Documents are filed with the SEC, an amendment to the
Schedule 14D-9 which contains the recommendations described in Sections 2.02(a)(X) (other than any recommendation with respect to the Merger), and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by the Parent or the Purchaser specifically for inclusion or incorporation by reference in the
Schedule 14D-9, and may contain a disclaimer to such effect. Each of the Company, the Parent and the Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide the Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its Staff with respect to the Schedule 14D-9 promptly after the receipt of such comments. The Parent and its counsel shall be given all practicable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to stockholders of the Company.


                                 ARTICLE III

                                   THE MERGER

          3.01 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Parent shall cause the Purchaser to merge (the "Merger") with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease. The Company shall be the surviving corporation in the Merger and shall, following the Merger, continue as a wholly-owned subsidiary of Parent, governed by the laws of the State of Delaware, and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, of a public as well as of a private nature, shall continue unaffected by the Merger. From and after the Effective Time, the Merger shall have the effects specified in the DGCL.


          3.02 Effective Time. At the Closing contemplated in Section 9.01, the Company and the Parent will cause a Certificate of Merger or, if applicable, a Certificate of Ownership and Merger (in either case, the "Delaware Certificate of Merger") to be filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective as of the date and at the time the Delaware Certificate of Merger is duly filed with the Secretary of State of the State of Delaware (or such later time as may be specified therein), and such time is hereinafter referred to as the "Effective Time."

          3.03 Certificate of Incorporation. The Certificate of Incorporation of the Company shall be amended at the Effective Time to read as set forth in Annex B hereto, until duly amended in accordance with the terms thereof and the DGCL.

          3.04 By-Laws. The By-Laws of the Purchaser as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the DGCL.

          3.05 Directors and Officers. At the Effective Time, the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          3.06 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper: (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the proper officers and directors of the Surviving Corporation are hereby authorized on behalf of the respective Constituent Corporations to execute and deliver, in the name and on behalf of the respective Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of the Constituent Corporations and otherwise to carry out the purposes of this Agreement.

          3.07 Stockholders' Meeting or Written Consent in Lieu of a Meeting. In the event that the Purchaser owns less than ninety percent (90%) of the outstanding Shares following expiration of the Offer, the Company shall take all action to the extent necessary to consummate the Merger in accordance with applicable law, including:

          (a) (i) if requested by Parent, duly call, give notice of, convene and hold the Stockholders' Meeting, as soon as practicable;

               (ii) include in any Proxy Statement the recommendation of the Special Committee and the Company Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the Merger and the other transactions contemplated hereby and thereby and the determination of the Special Committee that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the stockholders of the Company; and

               (iii) as soon as practicable after the Parent's request, (A) prepare and file a preliminary Proxy Statement with the SEC, (B) after consultation with the Parent and the Purchaser, respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof, provided, however, that the Company shall provide the Parent and its counsel with copies of any written comments from the SEC or its Staff and an opportunity to participate, including by way of discussions with the SEC or its Staff, in the response of the Company to such comments, and (C) cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time after responding to all such comments to the satisfaction of the Staff of the SEC and to obtain the necessary approvals by its stockholders of this Agreement.

          (b) The Company, the Parent and the Purchaser, as the case may be, shall promptly prepare and file any other filings required under the Exchange Act or any other Federal or state securities or corporate laws relating to the Merger and the transactions contemplated herein (the "Other Filings"). Each of the parties hereto shall notify the other parties hereto promptly of the receipt by it of any comments from the SEC or its Staff and of any request of the SEC for amendments or supplements to the Proxy Statement or by the SEC or any other governmental officials with respect to any Other Filings or for additional information and will supply the other parties hereto with copies of all correspondence between it and its representatives, on the one hand, and the SEC or the members of its Staff or any other governmental officials, on the other hand, and will provide the other parties and their counsel with the opportunity to participate, including by way of discussions with the SEC or its Staff, in the response of such party to such comments, with respect to the Proxy Statement, any Other Filings or the Merger. The Company, the Parent and the Purchaser each shall use its best efforts to obtain and furnish the information required to be included in the Proxy Statement, any Other Filings or the Merger. If at any time prior to the time of approval and adoption of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such amendment or supplement. The Company shall not mail the Proxy Statement or, except as required by the Exchange Act or the rules and regulations promulgated thereunder, any amendment or supplement thereto, to the Company's stockholders unless the Company has first obtained the consent of the Parent to such mailing.

          (c) At the Stockholders' Meeting or in any written consent in lieu of a meeting, the Parent, the Purchaser and their affiliates will vote all Shares owned by them and will exercise all voting rights or proxies held by them in favor of approval and adoption of this Agreement, the Merger, and the transactions contemplated hereby and thereby.

          (d) Notwithstanding the foregoing, in the event that the Purchaser shall acquire at least ninety percent (90%) of the outstanding Shares, the parties hereto agree, at the request of the Purchaser, to take all necessary and appropriate action to cause the Merger to become effective, in accordance with
Section 253 of the DGCL, as soon as reasonably practicable after such acquisition and satisfaction or waiver of the conditions of Article VIII, without a meeting of the stockholders of the Company.

          (e) Without limiting the generality of the foregoing, other than as specifically set forth in clause (a) (ii) above, the Company agrees that its obligations pursuant to this Section 3.07 shall not be affected by either the commencement, public proposal, public disclosure or other communication to the Company by any third party of any offer to acquire some or all of the Shares or all or any substantial portion of the assets of the Company or any change in the recommendation of the Company Board.

          3.08  Company Board Representation; Section 14(f).

          (a) Promptly upon the purchase by the Purchaser of the Shares pursuant to the Offer, and from time to time thereafter, the Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number, on the Company Board as shall give the Purchaser representation on the Company Board equal to the product of the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage, expressed as a decimal, that the aggregate number of Shares beneficially owned by the Purchaser or any affiliate of the Purchaser following such purchase bears to the total number of Shares, and the Company shall, at such time, promptly take all actions necessary to cause the Purchaser's designees to be elected as directors of the Company, including increasing the size of the Company Board or securing the resignations of incumbent directors, or both. The Company shall cause persons designated by the Purchaser to constitute the same percentage as persons designated by the Purchaser shall constitute of the Company Board to be appointed to each committee of the Company Board (except the Special Committee), to the extent permitted by applicable law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its best efforts to ensure that all the members of the Company Board and each committee of the Company Board as of the date hereof who are not employees of the Company shall remain members of the Company Board and of such committees.

          (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder in order to fulfill its obligations under this Section 3.08, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. The Parent and the Purchaser shall supply to the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

          (c) Following the election or appointment of designees of the Purchaser pursuant to this Section 3.08, prior to the Effective Time, the Parent and the Purchaser each specifically acknowledge and agree that any amendment of this Agreement or, the Certificate of Incorporation or Bylaws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of the Company or the Purchaser or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by the Purchaser nor are employees of the Company.


                                   ARTICLE IV

               CONVERSION OR CANCELLATION OF SHARES; STOCK RIGHTS


          4.01 Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares owned by the Parent Companies, Shares held by the Dissenting Stockholders, and any Shares held in the treasury of the Company) shall be converted into and represent the right to receive, without interest, an amount in cash equal to the greater of $7.75 net or the amount per share which may be paid pursuant to the Offer as it may be amended (the "Merger Consideration") upon surrender of the Certificates. As of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of a Certificate which formerly represented any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration without interest for such Shares upon the surrender of such Certificate or Certificates in accordance with Section 4.02.

          (b) Each Share issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies, and each Share issued and held in the Company's treasury immediately prior to the Effective Time, shall no longer be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, and each holder of a Certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares.

          (c) Each Share of the Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully-paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          4.02 Exchange of Certificates; Paying Agent. (a) Prior to the Closing, the Parent shall select a bank or trust company to act as paying agent (the "Paying Agent") for the payment of the cash consideration specified in Section 4.01 pursuant to irrevocable instructions from the Parent upon surrender of Certificates converted into the right to receive cash pursuant to the Merger. Prior to the Effective Time, the Parent shall make available, or cause the Purchaser to make available, to the Paying Agent immediately available funds in the amount of the Merger Consideration multiplied by the number of outstanding Shares (the "Funds") upon surrender of Certificates pursuant to Section 4.01, it being understood that any and all interest earned on the Funds shall be paid over by the Paying Agent as the Parent shall direct. The Funds shall be held as a separate fund and not used for any purpose except as provided herein.

          (b) Promptly after the Effective Time, the Paying Agent shall mail to each person who was, at the Effective Time, a holder of record of a Certificate or Certificates, other than the Company or any of the Parent Companies, a letter of transmittal and instructions for use in effecting the surrender, in exchange for payment in cash therefor, of the Certificates. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to and receipt of such Certificates by the Paying Agent and shall be in such form and have such provisions as the Parent shall reasonably specify. Upon surrender to the Paying Agent of such Certificates, together with the letter of transmittal, duly executed and completed in accordance with the instructions thereto and such other documents as may be reasonably required by the Paying Agent, the Paying Agent shall promptly pay to the persons entitled thereto, out of the Funds, a check in the amount to which such persons are entitled pursuant to Section 4.01(a), after giving effect to any required tax withholdings, and such Certificate shall forthwith be cancelled. No interest will be paid or will accrue on the amount payable upon the surrender of any such Certificates. If payment is to be made to a person other than the registered holder of the Certificates surrendered, it shall be a condition of such payment that the Certificates so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificates surrendered or establish to the satisfaction of the Surviving Corporation or the Paying Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 4.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 4.01. No interest shall accrue or be paid on any portion of the Merger Consideration.

          (c) One hundred eighty days following the Effective Time, the Surviving Corporation shall be entitled to cause the Paying Agent to deliver to it any Funds (including any interest, dividends, earnings or distributions received with respect thereto which shall be paid as directed by the Parent) made available to the Paying Agent by the Parent which have not been disbursed, and thereafter holders of Certificates who have not theretofore complied with the instructions for exchanging their Certificates shall be entitled to look only to the Surviving Corporation for payment as general creditors thereof with respect to the cash payable upon due surrender of their Certificates.

          (d) Except as otherwise provided herein, the Parent shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Certificates.

          (e) Notwithstanding anything to the contrary in this Section 4.02, none of the Paying Agent, the Parent, the Company, the Surviving Corporation or the Purchaser shall be liable to a holder of a Certificate formerly representing Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article IV would otherwise escheat or become the property of any Federal, state or local government agency or authority, court or commission), unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

          4.03  Dissenters' Rights.  Notwithstanding the provisions of Section
4.01 or any other provision of this Agreement to the contrary, Dissenting Shares shall not be converted into the right to receive cash at or after the Effective Time, but such Shares shall become the right to receive such consideration as may be determined to be due to holders of Dissenting Shares pursuant to the laws of the State of Delaware unless and until the holder of such Dissenting Shares withdraws his or her demand for such appraisal in accordance with the DGCL or becomes ineligible for such appraisal. If a holder of Dissenting Shares shall withdraw his or her demand for such appraisal or shall become ineligible for such appraisal (through failure to perfect or otherwise), then, as of the Effective Time or the occurrence of such event, whichever last occurs, such holder's Dissenting Shares shall automatically be converted into and represent the right to receive the Merger Consideration, without interest, as provided in
Section 4.01(a) and in accordance with the DGCL. The Company shall give the Parent (i) prompt notice of any demands for appraisal of Shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of the Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

          4.04 Transfer of Shares After the Effective Time. No transfers of Shares shall be made in the stock transfer books of the Surviving Corporation at or after the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration set forth in Section 4.01.

          4.05  Company Stock Options and Warrant.

          (a) Prior to consummation of the Offer, the Company may enter into agreements in respect of outstanding Options, providing for either (i) the payment upon surrender of the Option upon consummation of the Offer or at the Effective Time of an amount of cash per share subject to each such Option equal to the difference between the Merger Consideration and the exercise price of such Option, less an amount equal to all taxes required to be withheld from such payment or (ii) with the consent of Parent, the exchange of such Options into certain options to acquire shares of Parent's common stock. The Company may, if (and only if) an Option holder enters into an agreement described in the preceding sentence, accelerate the vesting of any outstanding Options.

          (b) The Company shall immediately provide the notice required by
Section 4.1(d) of the Warrant.


                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents, warrants, covenants and agrees to the Parent and the Purchaser that:

          5.01 Organization, Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Company's business or the location of its properties makes such qualification necessary, except for any such failure to qualify or be in good standing as shall not have a Material Adverse Effect on the Company. The Disclosure Schedule identifies, and the Company has heretofore made available to the Parent, complete and correct copies of the Certificate of Incorporation and By-Laws of the Company, as currently in effect.

          5.02  Company Subsidiaries. The Company has no subsidiaries.

          5.03 The Company's Capitalization. The authorized capital stock of the Company consists of 25,000,000 Shares. As of the close of business on February 28, 1997, there were 10,948,506 Shares issued and outstanding and no Shares held in the Company's treasury. All outstanding Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. Except for the Options described in Section 4.05 hereof and except as set forth on the Disclosure Schedule, there are not now, and at the Effective Time there will not be, any subscriptions, options, warrants, calls, rights, agreements or commitments relating to the issuance, sale, delivery or transfer by the Company (including any right of conversion or exchange under any outstanding security or other instrument) of its Shares (collectively, "Equity Rights"). There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares. The Disclosure Schedule contains a complete and accurate list of all holders of Options and any other options or rights of any kind to purchase or acquire Shares, together with the number of such options and the terms of such options held by each such holder.

          5.04 Company Investments. Except as set forth in the Disclosure Schedule, the Company neither owns nor has the right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity, other than non-controlling investments made in the ordinary course of business and corporate partnering, development, cooperative marketing and similar undertakings and arrangements entered into in the ordinary course of business.

          5.05 Authority. The Company has full corporate power and authority to execute, deliver and perform (subject to approval by the Company's stockholders) this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly approved by the Company Board, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and, except for the approval of the Merger by the holders of at least a majority of the Shares in accordance with the DGCL, no other corporate actions on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the acquisition of Shares pursuant to the Offer and the Merger. No "fair price," "merger moratorium," "control share acquisition" or other anti-takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Parent and the Purchaser, constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          5.06 Consents and Approvals; No Violation. Except as set forth on the Disclosure Schedule, and except for any required approval of the Merger by the stockholders of the Company and the filing of the Delaware Certificate of Merger in accordance with the DGCL, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by it of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of the Company; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except
(A) in connection with the Exchange Act and (B) where the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not have a Material Adverse Effect; (iii) constitute a breach or result in a default under, or give rise to any right of termination, amendment, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement (including, without limitation, the Stock Purchase Agreement) or other instrument or obligation of any kind to which the Company is a party or by which the Company or any of its assets may be bound, except for any such breach, default or right as to which requisite waivers or consents have been obtained or which, in the aggregate, would not have a Material Adverse Effect; or (iv) assuming compliance with the DGCL, violate any order, writ, injunction, judgment, decree, law, statute, rule, regulation or governmental permit or license applicable to the Company or any of its assets, which violation would have a Material Adverse Effect.

          5.07 SEC Reports; Financial Statements. The Company has filed all required forms, reports and documents with the SEC since May 31, 1996 (collectively, the "SEC Reports"), each of which has complied in all material respects with all applicable requirements of the Securities Act, and the Exchange Act, each as in effect on the dates so filed. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available or promptly will make available to the Parent, a complete and correct copy of any amendment to the SEC Reports. Each of the financial statements included in the SEC Reports (including the related notes thereto) presents fairly the financial position of the Company as of their respective dates and present fairly the results of operations, the cash flows or changes in financial position, and changes in stockholders' equity for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis, except as otherwise noted therein.

          5.08 Proxy Statement; Offer Documents. The Proxy Statement will comply in all material respects with applicable federal securities laws and will not contain any untrue statements of a material fact required to be stated therein or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Parent or the Purchaser in writing for inclusion in the Proxy Statement. None of the information supplied by the Company in writing for inclusion in the Offer Documents or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to holders of Shares, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          5.09 Undisclosed Liabilities. Except as set forth on the Disclosure Schedule or reflected in the SEC Reports or with respect to liabilities incurred in the ordinary course of business (and which in the aggregate are not material to the Company) since the date of the Company Balance Sheets the Company does not have any known material liability or obligation, secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) which would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles. Except as set forth in the Disclosure Schedule, the Company has not engaged, and prior to the Effective Time will not engage in any hedging transactions or transactions in derivative securities.

          5.10 Absence of Certain Changes or Events. Except as set forth on the Disclosure Schedule and capital expenditures contained in the Company budgets approved by the Company Board, since the date of the Company Balance Sheet (i) the business of the Company has been conducted in the ordinary course (except as otherwise contemplated by this Agreement) and (ii) there has not been any change which has had a Material Adverse Effect.

          5.11 Patents, Trademarks, Etc. Except to the extent that the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy), individually and in the aggregate, would not have a Material Adverse Effect:

          (a) the Company owns, or is licensed or otherwise has the right to use (in each case, clear of any liens or encumbrances of any kind), all Intellectual Property used in or necessary for the conduct of its business as currently conducted;

          (b) no claims are pending or, to the knowledge of the Company, threatened that the Company is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property owned by and/or licensed to the Company;

          (c) to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company with respect to any Intellectual Property owned by and/or licensed to the Company;

          (d) none of the former or current members of management or key personnel of the Company, including all former and current employees, agents, consultants and contractors who have contributed to or participated in the conception and development of computer software or other Intellectual Property of the Company, has asserted in writing any claim against the Company in connection with the involvement of such persons in the conception and development of any computer software or other Intellectual Property of the Company, and no such claim has been asserted or threatened in writing;

          (e) the execution and delivery of this Agreement, compliance with its terms and the consummation of the transactions contemplated hereby do not and will not conflict with or result in any violation or default (with or without notice or lapse of time or both) or give rise to any right, license or encumbrance relating to Intellectual Property, or right of termination, cancellation or acceleration of any material Intellectual Property right or obligation, or the loss or encumbrance of any Intellectual Property or material benefit related thereto, or result in or require the creation, imposition or extension of any lien or encumbrance upon any Intellectual Property or right;

          (f) the Company has taken reasonable and necessary steps to protect its Intellectual Property and its rights thereunder, and to the knowledge of the Company no such rights to Intellectual Property have been lost or are in jeopardy of being lost through failure to act by the Company.

          5.12 Employee Benefit Plans. All Company Benefit Plans are listed in the SEC Reports filed with the SEC prior to the date hereof or are not material.

          (a) Except as set forth in the Disclosure Schedule with respect to each Company Benefit Plan: (i) such Plan has been administered and enforced in all material respects in accordance with its terms and ERISA, the Code and other applicable law; (ii) to the knowledge of the Company, no breach of fiduciary duty or non-exempt prohibited transaction that could result in a material liability has occurred; (iii) no actions, suits, claims or disputes with respect to material liabilities, are pending or, to the knowledge of the Company, threatened, other than routine claims for benefits; (iv) all contributions and premiums due which are material in amount have been made on a timely basis; (v) all contributions and all distributions which are material in amount made or required to be made under such Company Benefit Plan meet the requirements for deductibility under the Code; and (vi) such Company Benefit Plan is not a multiemployer plan (as defined in ERISA section 3(37)), a multiple employer plan within the meaning of the Code or ERISA, a defined benefit plan within the meaning of ERISA section 3(35), a plan subject to section 302 of ERISA, section 412 of the Code or Title IV of ERISA, or funded through a "welfare benefit fund" (as defined in Section 419(e) of the Code).

          (b) Except as set forth on the Disclosure Schedule or as specifically provided in Section 4.05, the consummation of the transactions contemplated by this Agreement will not (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any individual.

          (c) Each Company Benefit Plan intended to be qualified under section 401(a) of the Code is so qualified, and each trust or other funding vehicle related thereto is exempt from federal income tax under section 501(a) of the Code.

          5.13 Legal Proceedings, Etc. Except as set forth on the Disclosure Schedule or the SEC Reports filed with the SEC prior to the date hereof, (i) there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company before any court or governmental or regulatory authority or body which could have a Material Adverse Effect, and (ii) the Company is not subject to any outstanding order, writ, judgment, injunction or decree of any court or governmental or regulatory authority or body which could have a Material Adverse Effect.

          5.14 Taxes. The Company has timely filed with the proper taxing or other governmental authorities all returns (including, without limitation, information returns, estimated Tax filings and other Tax-related information) in respect of Taxes required to be filed through the date hereof. Such returns, filings and information filed are complete, correct and accurate in all material respects. The Company has delivered to Parent complete and accurate copies of all of the Company's federal, state and local Tax returns filed for its taxable years ended May 31, 1991, 1992, 1993, 1994, 1995 and 1996. The Company has not filed any federal, state or local tax returns for its taxable years ended May 31, 1997. All Taxes for which the Company shows as owing on any Tax return for any period or portion thereof ending on or before the Closing Date, shall have been paid, or an adequate reserve (in conformity with generally accepted accounting principles applied on a consistent basis and the Company's past custom and practice) has been established therefor, and the Company has no material liability for Taxes in excess of the amounts so paid or reserves so established. All Taxes that the Company has been required to collect or withhold have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing or other governmental authority.

          5.15 Compliance with Law. Except as set forth on the Disclosure Schedule or the SEC Reports, the business of the Company is not being conducted, and the properties and assets of the Company are not currently owned or operated, in violation of any law, ordinance, regulation, order, judgment, injunction, award or decree of any governmental or regulatory entity or court or arbitrator, except for possible violations which either individually or in the aggregate do not, and so far as can be reasonably foreseen will not, have a Material Adverse Effect.

          5.16 Insider Interests. The Disclosure Schedule or the SEC Reports sets forth all material contracts, agreements with and other obligations to officers, directors, employees or stockholders of the Company, other than those with Parent. Except as set forth on the Disclosure Schedule or the SEC Reports, no officer, director or stockholder of the Company, and no entity controlled by any such officer, director or stockholder, and no relative or spouse who resides with any such officer, director or stockholder (i) owns, directly or indirectly, any material interest in any person that is or is engaged in business, other than on an arm's-length basis, as a competitor, lessor, lessee, customer or supplier of the Company or (ii) owns, in whole or in part, any tangible or intangible property that the Company uses in the conduct of the business of the Company.

          5.17 Environmental Protection. Except as set forth on the Disclosure Schedule or the SEC Reports, (i) the Company is currently in compliance with all Environmental Laws, including without limitation all permits or licenses required thereunder except where any failure to comply would not reasonably be expected to have a Material Adverse Effect; (ii) the Company has not received any outstanding written notice that the Company is not in compliance with, or that it is in violation of, any such Environmental Laws which involves a matter that would reasonably be expected to have a Material Adverse Effect; (iii) there are no Environmental Claims against the Company except for any Environmental Claims which would not reasonably be expected to have a Material Adverse Effect;
(iv) no underground storage tank for Hazardous Substances, no PCBs, and no asbestos containing material is currently located at or on the Properties except where the occurrence of any of the foregoing would not reasonably be expected to have a Material Adverse Effect; and (v) there have been no releases of Hazardous Substances in quantities exceeding the reportable quantities as defined under Environmental Laws on, upon or into the Properties other than those authorized by Environmental Laws except for any such releases which would not reasonably be expected to have a Material Adverse Effect. In addition, true and correct copies of the Environmental Reports at any Property or any facility formerly owned or operated by the Company have been made available to Purchaser, and a list of all such Environmental Reports is set forth on the Disclosure Schedule.

          5.18 Labor Matters. None of the employees of the Company are covered by a collective bargaining agreement. As of the date of this Agreement, the Company does not know of any activity or proceeding of any labor union (or representatives thereof) to organize any unorganized employees employed by the Company, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any of the employees of the Company. Except as set forth in the Disclosure Schedule, as of the date of this Agreement, the Company has not received any notice of any claim, nor does it have knowledge of any facts which are likely to give rise to any claim, that they have not complied in any respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety, except such claims which, in the aggregate, would not have a Material Adverse Effect.

          5.19 Brokers and Finders. Neither the Company nor any of its respective officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or investment banking fees in connection with the transactions contemplated herein, except that the Special Committee has employed, and the Company has agreed to pay the fees and expenses of, Broadview Associates LLC as its financial advisor pursuant to a Letter Agreement dated December 18, 1996, a copy of which has been delivered to the Parent.


                                 ARTICLE VI

                       REPRESENTATIONS AND WARRANTIES OF
                          THE PARENT AND THE PURCHASER

          The Parent and the Purchaser hereby represent and warrant to the Company that:

          6.01 Corporation Organization. The Parent is a corporation duly organized and validly existing and in good standing under the laws of the State of New York and the Purchaser is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware. The Parent and the Purchaser each has all requisite corporate power and authority to own its assets and carry on its business as now being conducted or proposed to be conducted.

          6.02 Authorized Capital. The authorized capital stock of the Purchaser consists of 1,000 shares of common stock, par value $.01 per share, of which 1,000 shares are outstanding as of the Effective Time and are owned, beneficially or of record, by Parent. All of the issued and outstanding shares of capital stock of the Purchaser are validly issued, fully paid, nonassessable and free of preemptive rights and all liens.

          6.03 Authority. Each of the Parent and the Purchaser has the necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by each of the Parent and the Purchaser, the performance by the Parent and the Purchaser of their respective obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of their respective Boards of Directors and approved by the Parent as sole stockholder of the Purchaser, and no other corporate proceeding on the part of the Parent or the Purchaser is necessary for the execution and delivery of this Agreement by the Parent and the Purchaser and the performance by the Parent and the Purchaser of their respective obligations hereunder and the consummation by the Parent and the Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Parent and the Purchaser and, assuming the due authorization, execution and delivery hereof by the Company, is a legal, valid and binding obligation of the Parent and the Purchaser, enforceable against each of the Parent and the Purchaser in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

          6.04 No Prior Activities. The Purchaser has not incurred nor will it incur, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, the Tender Agreement, the Offer Documents and the consummation of the transactions contemplated hereby and thereby. The Purchaser has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement, the Tender Agreement, the Offer Documents and the transactions contemplated hereby and thereby.

          6.05 No Financing Contingency. The Parent has sufficient funds to consummate all of the transactions contemplated by this Agreement and will make available to the Purchaser sufficient funds in sufficient time to consummate the Offer and the Merger in accordance with the terms of this Agreement.

          6.06 Governmental Filings; No Violations. (a) No notices, reports or other filings are required to be made by the Parent or the Purchaser with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Parent or the Purchaser from, any governmental or regulatory authorities of the United States, the several States or any foreign jurisdictions in connection with the execution and delivery of this Agreement by the Parent and the Purchaser and the consummation by the Parent and the Purchaser of the transactions contemplated hereby, the failure to make or obtain any or all of which could prevent, delay or burden the transactions contemplated by this Agreement, except in connection with the Exchange Act.

          (b) Neither the execution and delivery of this Agreement by the Parent or the Purchaser nor the consummation by the Parent or the Purchaser of the transactions contemplated hereby nor compliance by the Parent or the Purchaser with any of the provisions hereof will: (i) conflict with or result in any breach of any provision of its Certificate of Incorporation or By-Laws, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or require any consent under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Parent or the Purchaser is a party or by which it or any of its properties or assets may be bound, (iii) require the creation or imposition of any lien upon or with respect to the properties of the Parent or the Purchaser or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Parent or the Purchaser or any of its properties or assets, excluding from the foregoing clauses (iii) and (iv) violations, breaches or defaults which in the aggregate, would neither have a material adverse effect on the business, financial condition or operations of the Parent or the Purchaser nor prevent, materially delay or materially burden the transactions contemplated by this Agreement.

          6.07 Brokers and Finders. Neither the Parent, the Purchaser nor any of its officers, directors or employees has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders fees or investment banking fees in connection with the transactions contemplated herein, except that the Parent has employed and will pay the fees and expenses of Merrill Lynch & Co.

          6.08 Offer Documents; Proxy Statement; Other Information. None of the information included in the Offer Documents (including any amendments or supplements thereto) or any schedules required to be filed with the SEC in connection therewith and described therein as being supplied by the Parent or the Purchaser will, at the respective times that the Offer Documents or any amendments or supplements thereto or any such schedules are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied in writing by the Parent or the Purchaser specifically for inclusion in the Proxy Statement, Schedule 14D-9 or any statement required pursuant to Section 14(f) of the Exchange Act or any other schedules or statements required to be filed with the SEC in connection therewith will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.


                                  ARTICLE VII

                            COVENANTS OF THE PARTIES


          7.01 Conduct of Business of the Company. The Company shall use its reasonable best efforts to preserve intact the business organization of the Company, to keep available the services of its operating personnel and to preserve the goodwill of those having business relationships with it, including, without limitation, suppliers. Except as contemplated by this Agreement or as set forth on the Disclosure Schedule, during the period from the date of this Agreement to the Effective Time, the Company will conduct its business and operations only in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, and, except as contemplated in this Agreement or as set forth on the Disclosure Schedule, prior to the Effective Time, without the advance written consent of the Parent or approval of the Company Board, the Company will not:

          (a) Amend its Certificate of Incorporation or By-Laws or similar governing documents;

          (b) (i) Create, incur or assume any indebtedness for money borrowed, including obligations in respect of capital leases, except in the ordinary course of business consistent with past practice, or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; provided, however, that the Company may endorse negotiable instruments in the ordinary course of business consistent with past practice;

          (c) Declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Shares;

          (d) Issue, sell, grant, purchase or redeem, or issue, whether by dividend or otherwise, or sell any securities convertible into or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe to or otherwise purchase, or subdivide or in any way reclassify, any shares of capital stock or other securities of the Company except for the exercise of Options and Warrants outstanding on the date hereof;

          (e) Increase the aggregate amount of compensation payable or to become payable by the Company to its directors, officers or employees, whether by salary or bonus, or (ii) increase the rate or term of, or otherwise alter, any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or employees;

          (f) Enter into any agreement, commitment or transaction, except agreements, commitments or transactions in the ordinary course of business consistent with past practice or any proposed settlement with the IRS or any other such authority permitted by Section 7.02(b);

          (g) Sell, transfer, mortgage, pledge or grant any security interest, lien or other encumbrance on any asset other than in the ordinary course of business consistent with past practice;

          (h) Waive any right under any contract or other agreement identified on the Disclosure Schedule;

          (i) Other than as and when required by any change in generally accepted accounting principles, make any material change in its accounting or tax methods or practices or make any material change in depreciation or amortization policies or rates adopted by it for accounting or tax purposes or, other than normal writedowns or writeoffs consistent with past practices, make any writedowns of inventory or writeoffs of notes or accounts receivable;

          (j) Make any loan or advance to any of its stockholders, officers, directors, employees (other than advances to field sales personnel, vacation advances, relocation advances and travel advances in each case made in the ordinary course of business in a manner consistent with past practice) or make any other loan or advance to any other person or group otherwise than in the ordinary course of business consistent with past practice;

          (k) Terminate or fail to renew, where such renewal is at the Company's option, any contract or other agreement other than in the ordinary course of business, the termination or failure of which to renew would have a Material Adverse Effect;


          (l) Enter into any collective bargaining agreement or employment agreement;

          (m) Make any addition to or modification of any existing Company Benefit Plans or adopt any new Company Benefit Plan;

          (n) Take, agree to take, or do, or with respect to anything within the Company's control, knowingly permit to be done or to be taken any action in the conduct of its business which (i) would cause any of the representations of the Company to be or become untrue in any material respect, and (ii) would reasonably be expected to have a Material Adverse Effect;

          (o) Fail to comply with all applicable filing, payment, withholding, collection and record retention obligations under all applicable federal, state, local and foreign Tax laws; or

          (p)  Agree to do any of the foregoing.

          7.02 Notification of Certain Matters. (a) The Company shall give prompt notice to the Parent of: (i) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any regulatory authority in connection with the transactions contemplated by this Agreement; and (iii) the occurrence of any event having, or which insofar as can be reasonably foreseen would have, a Material Adverse Effect.

          (b) Between the date of this Agreement and the Effective Time, the Company shall give prompt notice to the Parent of: (i) the initiation of any audit or other review by the IRS or any other state, local or foreign taxing or other governmental authority with respect to any Tax return or that may result in any additional liability for Taxes, (ii) any proposed adjustment or assessment by the IRS or any such authority that may result in any material additional liability for Taxes, (iii) any proposed settlement or similar agreement with the IRS or any other such authority. Between the date of this Agreement and the Effective Time, the Company shall not enter into any settlement under part (iii) of this subsection with respect to Taxes without the prior written consent of the Parent, which consent shall not be unreasonably withheld.

          7.03 Access to Information. Between the date of this Agreement and the Effective Time, the Company will, during ordinary business hours and upon reasonable advance notice, (i) give the Parent and the Parent's authorized representatives all access the Parent shall reasonably request to all of its books, records (including, without limitation, the workpapers of the Company's outside accountants), contracts, commitments, offices and other facilities and properties, and its personnel, representatives, accountants and agents; provided, however, that all such access shall take place after appropriate prior consultation with the officers of the Company, (ii) permit the Parent to make such inspections thereof as it may reasonably request and (iii) cause its officers and advisors to furnish to the Parent its financial and operating data and such other existing information with respect to its business, properties, assets, liabilities and personnel (including, without limitation, title insurance reports, real property surveys and environmental reports, if any), as the Parent may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of the Company.

          7.04 Further Information. The Company and the Parent shall give prompt written notice to the other of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          7.05 Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and shall use all reasonable efforts to satisfy the conditions to the transactions contemplated hereby and to obtain all waivers, permits, consents and approvals and to effect all registrations, filings and notices with or to third parties or governmental or public bodies or authorities which are necessary or desirable in connection with the transactions contemplated by this Agreement, including, but not limited to, filings to the extent required under the Exchange Act. Without limiting the generality of the foregoing, the Parent as the sole stockholder of the Purchaser, and the Purchaser as a stockholder of the Company, will consent and/or vote in favor of the transactions contemplated hereunder, and Company, the Parent, and the Purchaser will vigorously defend against any lawsuit or proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, from time to time after the date hereof, without further consideration, the Company will, at its own expense, execute and deliver such documents to the Parent as the Parent may reasonably request in order to consummate the transactions contemplated by this Agreement. Subject to the terms and conditions of this Agreement, from time to time after the date hereof, without further consideration, each of the Parent and the Purchaser will, at its own expense, execute and deliver such documents to the Company as the Company may reasonably request in order to consummate the transactions contemplated by this Agreement.

          7.06 Public Announcements. The initial press release with respect to the transactions contemplated hereby shall be a joint press release, and thereafter the Company and the Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law, fiduciary duty upon advice of outside legal counsel or any listing agreement with a national securities exchange. No director shall make any press release or public announcement concerning the transactions contemplated hereby except pursuant to the joint press release referenced above or the Schedule 14D-9, and shall make no other statement inconsistent with the
Schedule 14D-9 and the Schedule 14D-1.

          7.07 Indemnity; D&O Insurance. (a) The Parent shall cause (i) all rights to indemnification by the Company now existing in favor of the Indemnified Parties as provided in the Company's Certificate of Incorporation and By-Laws, or rights of indemnification equivalent thereto, and (ii) limitations of liability in the Company's Certificate of Incorporation, or limitations equivalent thereto, to survive the Merger and to continue in full force and effect as rights to indemnification and limitations on liability, respectively, by the

Surviving Corporation for a period of six years following the Effective Time, and shall cause to remain in full force and effect and cause the Surviving Corporation to fully perform all indemnity agreements with Indemnified Parties in effect on the date hereof (the "Indemnity Agreements").

          (b) Subject to the terms set forth herein, the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless, to the fullest extent permitted under applicable law (and shall also advance expenses as incurred by an Indemnified Party to the extent permitted under applicable law, provided the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification), each Indemnified Party against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action, alleged action, omission or alleged omission occurring on or prior to the Effective Time in their capacity as director, officer or employee (including, without limitation, any claims, actions, suits, proceedings and investigations which arise out of or relate to the transactions contemplated by this Agreement) for a period of six years after the Effective Time, provided that, in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

          (c)  Any Indemnified Party wishing to claim indemnification under this
Section 7.07, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Parent and the Surviving Corporation thereof, but the failure to so notify shall not relieve the Parent and the Surviving Corporation of any obligation to indemnify such Indemnified Party or of any other obligation imposed by this Section 7.07 unless and to the extent that such failure prejudices the Parent or the Surviving Corporation; it being understood that it shall be deemed to materially prejudice the Parent or the Surviving Corporation, as the case may be, if, as a result of such failure to notify, the Parent or the Surviving Corporation is not given an opportunity to assume the defense of such claim, action, suit, proceeding or investigation within a reasonably prompt time after such claim, action, suit, proceeding or investigation is asserted or initiated. In the event of any such claim, action, suit, proceeding or investigation, (i) the Surviving Corporation or the Parent shall have the right to assume the defense thereof and shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense hereof, except that if the Parent or Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between the Parent or Surviving Corporation and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to it, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefore are received; provided, however, that in no event shall the Parent or Surviving Corporation be required to pay fees and expenses, including disbursements and other charges, for more than one firm of attorneys in any one legal action or group of related legal actions unless (A) counsel for the Indemnified Party advises that there is a conflict of interest that requires more than one firm of attorneys, or (B) local counsel of record is needed in any jurisdiction in which any such action is pending, (ii) the Parent and the Indemnified Party shall cooperate in the defense of any such matter, and (iii) the Parent and the Surviving Corporation shall not be liable for any settlement effected without the prior written consent of one of them (which consent shall not be unreasonably withheld); and provided, further, that the Parent and Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and to the extent a court of competent jurisdiction ultimately determines, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

          (d) For six years after the Effective Time, the Parent shall cause the Surviving Corporation to use reasonable efforts to maintain the officers' and directors' liability insurance covering the Indemnified Parties who are presently covered by the Company's officers' and directors' liability insurance, with respect to acts or omissions occurring at or prior to the Effective Time, on terms no less favorable than those in effect on the date hereof or at the Effective Time, or, at Parent's option, such less favorable terms as Parent may provide for its own directors and officers.

          (e)  In the event that any of the provisions of Section 7.07(a), (b),
(c) or (d) above would conflict with any of the provisions of the Company's By-Laws, Certificate of Incorporation or Indemnity Agreements in a manner that, if held applicable, would limit or restrict, or impose conditions or obligations on the exercise by any of the Indemnified Parties of, any of the indemnification rights or limitations of liability granted to them under the Company's By-Laws, Certificate of Incorporation or Indemnity Agreements, then, in any such event or circumstance the applicable provisions of the Company's By-Laws, Certificate of Incorporation or Indemnity Agreements shall control, as it is the intention of the parties that the Indemnified Parties shall have indemnification rights or limitations of liability no less favorable than those which they have under the Company's By-Laws, Certificate of Incorporation or Indemnity Agreements, as in effect on the date hereof.

          (f) The covenants contained in this Section 7.07 shall survive the Effective Time until fully discharged, are intended to benefit each of the Indemnified Parties and shall be binding on all successors and assignees of the Parent and the Surviving Corporation.

          7.08 Other Transactions. (a) The Company on behalf of itself and its affiliates and their respective officers, directors, employees, investment bankers, attorneys and other representatives and agents, shall immediately cease any existing discussions or negotiations, if any, with any parties (other than the Purchaser and the Parent) conducted heretofore with respect to any Acquisition Proposal.

          (b) Neither the Company, on behalf of itself and each of its affiliates, nor any of its or their respective officers, directors, employees, representatives or agents, shall not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Parent and the Purchaser, any affiliate or associate of the Parent and the Purchaser or any designees of the Parent and the Purchaser) concerning any Acquisition Proposal, or take any other action to facilitate the making of a proposal that constitutes or could reasonably be expected to lead to an Acquisition Proposal. The Company shall use its best efforts to ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representatives retained by the Company are aware of the restrictions set forth in the preceding sentences.

          (c) Purchaser and Parent acknowledge the obligations of the Special Committee and the Company Board under Rule 14e-2 of the Exchange Act and agree that in the event (and only in such event) a fully financed all cash tender offer is made prior to the Expiration Date for all of the Shares not owned by Parent, at a price per share in excess of the Merger Consideration, that the obligations of the Special Committee and the Company Board under Sections 2.02(c) and 3.07(a)(ii) hereof shall be relieved to the extent necessary to satisfy their obligations under such Rule 14e-2 as prescribed in a written opinion of their counsel.

          7.09 Contribution to Capital. If, after receiving the Parent's Shares, the Purchaser would own at least 90% of the outstanding Shares, then, prior to the Effective Time, the Parent shall contribute all of the Shares owned by it to the capital of the Purchaser.


                                 ARTICLE VIII

                           CONDITIONS TO THE MERGER


          8.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the following conditions, which have not been waived at or prior to the Closing:

          (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote or consent, if any is required, of the stockholders of the Company required by the Company's Certificate of Incorporation and By-Laws and the DGCL;

          (b) No preliminary or permanent injunction or other order shall have been issued by any court or by any governmental or regulatory agency, body or authority which prohibits the consummation of the Offer or the Merger and the transactions contemplated by this Agreement and which is in effect at the Effective Time, provided, however, that, in the case of a decree, injunction or other order, each of the parties shall have used reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any decree, injunction or other order that may be entered;

          (c) No statute, rule or regulation shall have been enacted, entered, promulgated or enforced by any governmental authority that prohibits the consummation of the Offer or the Merger or has the effect of making the purchase of the Shares illegal.

          8.02 Conditions to the Obligations of the Parent and the Purchaser to Effect the Merger. The obligation of the Purchaser and the Parent to effect the Merger shall be further subject to satisfaction of the conditions, unless waived by the Parent, that (i) the Purchaser shall have accepted for payment Shares tendered pursuant to the Offer, provided that this condition will be deemed satisfied with respect to the Purchaser and the Parent if the Purchaser shall have failed to purchase Shares pursuant to the Offer in violation of the terms of the Offer, (ii) the Company shall have performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by it at or prior to the Effective Time, provided that this clause (ii) shall not apply after Purchaser has designated a majority of directors to serve on the Company Board pursuant to
Section 3.08 or Purchaser's and Parent's designees otherwise constitute a majority of the Company Board and (iii) there shall have been no change in the Special Committee's recommendation that the stockholders of the Company accept the Offer pursuant to Section 2.02(a).

          8.03 Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be further subject, unless waived by the Company, to the Parent and the Purchaser having performed and complied in all material respects with the agreements and obligations contained in this Agreement required to be performed and complied with by each of them at or prior to the Effective Time.


                                  ARTICLE IX

                                    CLOSING


          9.01 Time and Place. The closing of the Merger (the "Closing") shall take place at the offices of Latham & Watkins, Sears Tower, Suite 5800, Chicago, Illinois at 9:00 a.m. local time on a date to be specified by the parties which shall be no later than the third business day after the date on which the last of the closing conditions set forth in Article VIII is satisfied or waived unless another time, date or place is agreed upon in writing by the parties hereto.

          9.02 Filings at the Closing. At the Closing, the Purchaser shall cause the Delaware Certificate of Merger to be filed and recorded with the Secretary of State of the State of Delaware in accordance with the provisions of
Section 103 of the DGCL and/or Section 253 of the DGCL, if applicable, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                   ARTICLE X

                        TERMINATION; AMENDMENT; WAIVER


          10.01 Termination. This Agreement may be terminated and the Offer (if Purchaser has not accepted Shares for payment) and the Merger may be abandoned at any time prior to the Effective Time:

          (a) by mutual written consent of the Parent, the Purchaser and the Company;

          (b) by the Parent and the Purchaser or by the Company if the Closing shall not have occurred on or prior to December 31, 1997;

          (c) by the Parent and the Purchaser or the Company if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the acceptance for payment and payment for the Shares in the Offer and such order, decree, ruling or other action is or shall have become nonappealable;

          (d) by the Parent and the Purchaser if, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto, the Purchaser shall have terminated the Offer or allowed the Offer to expire without acceptance for payment of any Shares thereunder;

          (e) by the Company if there shall not have been a material breach of any representation, warranty, covenant or agreement on the part of the Company which would entitle the Parent or the Purchaser to terminate this Agreement pursuant to Section 10.01(f) and, due to an occurrence or circumstance which would result in a failure to satisfy any of the conditions set forth in Annex A hereto or otherwise, the Purchaser shall have terminated the Offer or allowed the Offer to expire without acceptance for payment of any Shares thereunder;

          (f) by the Parent and the Purchaser prior to the acceptance for payment of Shares pursuant to the Offer, if (i) there shall have been a breach of any representation or warranty on the part of the Company having a Material Adverse Effect, or (ii) there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect or
(iii) the Special Committee shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser, its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing;

          (g) by the Company if (i) there shall have been a breach of any representation or warranty on the part of the Parent or the Purchaser which materially adversely affects the consummation of the Offer or the Merger and which representation or warranty remains incorrect at the date of termination under this clause (g) or (ii) there shall have been a material breach of any covenant or agreement on the part of the Parent or the Purchaser and which materially adversely affects the consummation of the Offer or the Merger.

          10.02 Effect of Termination. In the event of the termination of this Agreement and the abandonment of the Offer and the Merger pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, provided that no such termination shall relieve any of the Company, the Parent or the Purchaser from (a) liability for damages arising from any willful or intentional breach of this Agreement or (b) their obligations under Section 5.19, this Section 10.02, Section 10.03 and Article XI.

          10.03 Fees and Expenses. (a) In the event that the Parent and the Purchaser terminate this Agreement pursuant to Section 10.01(f), the Company shall reimburse the Parent, the Purchaser and their affiliates (not later than five business days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses actually and reasonably incurred by any of them or on their behalf in connection with the Offer and the Merger and the consummation of all transactions contemplated by this Agreement (including, without limitation, reasonable attorneys' fees, reasonable fees payable to financing sources, investment bankers, counsel to any of the foregoing, and accountants and filing fees and printing costs).

          (b) Except as specifically provided in this Section 10.03, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.


                                  ARTICLE XI

                                 MISCELLANEOUS


          11.01 Survival of Representations, Warranties, Covenants and Agreements. The covenants and agreements of the parties contained in Sections 3.06, 4.01, 4.02 (but only to the extent that such Section expressly relates to actions to be taken after the Effective Time), 4.03, 4.04, 4.05, 7.06, 7.07 and
Article XI hereof, shall survive the consummation of the Offer and the Merger. The agreements of the parties contained in Sections 10.02, 10.03 and Article XI hereof and the representations and warranties in Sections 5.19 and 6.07 shall survive the termination of this Agreement without termination. All other representations, warranties, agreements and covenants in this Agreement shall not survive the consummation of the Offer and the Merger or the termination of this Agreement.

          11.02 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of the Parent, the Purchaser and the Company at any time prior to the Effective Time with respect to any of the terms contained herein executed by duly authorized officers of the respective parties, except that (i) prior to consummation of the Offer, consent by the Company shall require the approval of the Special Committee and (ii) after the consummation of the Offer, the price per Share to be paid pursuant to this Agreement to the holders of Shares shall in no event be decreased and the form of consideration to be received by the holders of the Shares in the Merger shall in no event be altered, and no other amendment which would adversely affect the holders of Shares shall be made, without the approval of the applicable holders.

          11.03 Waiver of Compliance; Consents. At any time prior to the Effective Time, the parties hereto may extend the time for performance of any of the obligations or other acts or waive any inaccuracies in the representations and warranties contained herein or in the documents delivered pursuant hereto. Any failure of the Parent (for itself and the Purchaser), on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the Parent (for itself and the Purchaser) or the Company, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto or any extensions, such consent or extension shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.03.

          11.04 Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.


          11.05 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws rules. Each party hereto hereby
(i) irrevocably and unconditionally submits in any legal action or proceeding relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the state and federal courts in the state of Delaware, and appellate courts from any thereof and (ii) consents that any action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same.

          11.06 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or by overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a)  If to the Company, to:

        Prior to the Effective Time,

        MaxServ, Inc.
        8317 Cross Park Drive
        Austin, Texas 78754
        Attention:  President
        Telecopier:  (512) 970-5555

        with a copy to:

        Nathaniel P. Turner
        MaxServ, Inc.
        15303 Dallas Parkway
        Suite 960, LB-63
        Dallas, Texas  75248

        After the Effective Time,

        MaxServ, Inc.
        8317 Cross Park Drive
        Austin, Texas 78754
        Attention:  President
        Telecopier:  (512) 834-8473

        with copies to:


        Sears, Roebuck and Co.
        3333 Beverly Road
        Hoffman Estates, Illinois  60179
        Attention:  General Counsel
        Telecopier:  (847) 286-2471

        (b)  if to the Parent or the Purchaser, to:

        Sears, Roebuck and Co.
        Max Acquisition Delaware Inc.
        3333 Beverly Road
        Hoffman Estates, Illinois  60179
        Attention:  General Counsel
        Telecopier:  (847) 286-2471
          with copies to:

          Latham & Watkins
          Sears Tower, Suite 5800
          233 South Wacker Drive
          Chicago, Illinois  60606
          Attention: Carl E. Witschy, Esq.
          Telecopier: (312) 993-9767

          11.07 Entire Agreement, Assignment Etc. This Agreement, which hereby incorporates the Disclosure Schedule and the Tender Agreement, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder. This Agreement supersedes all prior agreements and understanding of the parties with respect to the subject matter hereof. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and (except for Indemnified Parties) no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties hereto, except that the Parent shall have the right to assign the rights of the Purchaser to any other (directly or indirectly) wholly-owned subsidiary of the Parent without the prior written consent of the Company, provided that the Parent shall remain fully responsible for and shall cause such subsidiary to duly and timely perform, all obligations of the Purchaser hereunder.

          11.08 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          11.09 Headings; Certain Definitions. The Articles and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. Every reference herein to the word "days," if not preceded by the word "business," shall mean calendar days, and every reference herein to the words "business days" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in the city of New York are authorized or obligated by law to close.

          11.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the state of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.

          IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                              MAXSERV, INC.


                              By:   /s/ Charles F. Bayless
                                    ------------------------
                              Name:     CHARLES F. BAYLESS
                                    ------------------------
                              Title:    President/CEO
                                    ------------------------


                              MAX ACQUISITION DELAWARE INC.


                              By:   /s/ John T. Pigott
                                    ------------------------
                              Name:     JOHN T. PIGOTT
                                    ------------------------
                              Title: Vice President and Treasurer
                                    ------------------------

                              SEARS, ROEBUCK AND CO.


                              By:   /s/ John T. Pigott
                                    ------------------------
                              Name:     JOHN T. PIGOTT
                                    ------------------------
                              Title:    Vice President
                                    ------------------------

                                    ANNEX A
                                    -------


          The capitalized terms used herein and not otherwise defined herein have the meanings set forth in the Agreement and Plan of Merger to which this Annex A is attached.

          Notwithstanding any other provision of the Agreement and Plan of Merger to which this ANNEX A is attached (the "Merger Agreement") or the Offer, but subject to Section 2.01(a) of the Merger Agreement, the Purchaser shall not be required to accept for payment, purchase or pay for any Shares of the Company tendered, and may terminate or, subject to the terms of the Merger Agreement, amend the Offer and may postpone the acceptance for payment of and payment for any Shares, if prior to the time of acceptance for payment of Shares tendered pursuant to the Offer (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), the Company shall not have entered into agreements with the holders of Options which have not been exercised prior to the Expiration Date, providing for the surrender of such Options in exchange for (i) an amount of cash equal to the difference between the exercise price of all such Options and the Merger Consideration less all taxes required to be withheld from payment, or (ii) with the consent of Parent, certain options to acquire shares of Parent's common stock, or any of the following shall occur or exist:

          (a) there shall have been threatened, instituted or be pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, other than the matter styled Gordon v. Bayless, et al., as pending on the date hereof, (i) challenging the acquisition by Parent or Purchaser of the Shares, seeking to restrain or prohibit the making or consummation of the Offer, including, but not limited to any such challenge to the Offer based upon the provisions of the Stock Purchase Agreement; (ii) seeking to obtain from Parent or Purchaser any damages, fines or legal sanctions; (iii) seeking to prohibit or limit the ownership or operation by Parent or Purchaser or any of their affiliates of any portion of the business or assets of the Company or to compel Parent or Purchaser or any of their affiliates to dispose of or hold separate all or any portion of the business or assets of the Company or of Purchaser or seeking to impose any limitation on the ability of Parent or Purchaser or any of their affiliates to conduct such business or own such assets; (iv) seeking to impose or confirm limitations on the ability of Parent or Purchaser or any of their affiliates effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Purchaser or any of their affiliates on all matters properly presented to the Company's stockholders; (v) seeking to require divestiture by Parent or Purchaser or any of their affiliates of any Shares; or (vi) seeking any material diminution in the benefits expected to be derived by Parent or Purchaser or any of their affiliates as a result of the transactions contemplated by the Offer, which, in Parent's sole discretion, could be expected to have a material adverse effect on the business, properties, assets, liabilities, shareholder's equity, capitalization, prospects, condition (financial or otherwise) or results of operations of the Company considered on a consolidated basis or on the ability of the Company, Parent or Purchaser to consummate the transactions contemplated by the Offer, the Merger or any similar business combination by Purchaser or any affiliate of Parent with the Company, or otherwise directly or indirectly relating to the transactions contemplated by the Offer, the Merger or any such business combination by Purchaser or any affiliate of Parent with the Company; or

          (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction proposed, enacted, promulgated, entered, enforced, issued or deemed applicable to the Offer, the Merger, or other similar business combination by Purchaser or any affiliate of Parent with the Company, or any other action shall have been taken by any government, governmental authority or agency or court with respect to a proceeding described in paragraph (a) above, domestic or foreign, that has, or, in Parent's sole discretion, could be expected to result in, any of the consequences referred to in paragraph (a) above; or

          (c) any change shall have occurred or been threatened (or any condition, event or development shall have occurred or been threatened involving a prospective change) in the business, properties, assets, liabilities, capitalization, stockholder's equity, condition (financial or otherwise), operations, licenses or franchises, results of operations or prospects of the Company that, in the sole judgment of Parent, is or may be materially adverse to the Company or to the value of the Shares to Purchaser, Parent or any other affiliate of Parent or Purchaser, or Parent shall have become aware of any facts that, in the sole judgment of Parent, have or may have material adverse significance with respect to either the value of the Company or the value of the Shares to Purchaser, Parent or any other affiliate of Parent, other than as reflected in the Disclosure Schedule; or

          (d) there shall have occurred or been threatened (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, Inc., any other national securities exchange or in the over-the-counter market in the United States; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (iii) any extraordinary or material adverse change in the financial markets or major stock exchange indices in the United States or abroad or in the market price of Shares, including, without limitation, a decline of at least 10% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from that existing at the close of business on February 28, 1997; (iv) any material change in United States currency exchange rates or any other currency exchange rates or a suspension of, or limitation on, the markets therefor; (v) the commencement of a war or armed hostilities or other international calamity directly or indirectly involving the United States; or (vi) in the case of any of the foregoing existing at February 28, 1997, a material acceleration or worsening thereof; or

          (e) unless Parent shall have consented in writing, the Company shall have (i) split, combined or otherwise changed, or authorized or proposed a split, combination or other change of, the Shares or its capitalization;
     (ii) issued, distributed, pledged or sold, or authorized, proposed or announced the issuance, distribution, pledge or sale of (A) any shares of capital stock (including, without limitation, the Shares), or securities convertible into any such shares, or any rights, warrants, or options to acquire any such shares or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for Shares; (iii) purchased or otherwise acquired or caused a reduction in the number of, or proposed or offered to purchase or otherwise acquire or cause a reduction in the number of, any outstanding Shares or other securities of the Company, except as permitted by Section 4.05(a) of the Merger Agreement;
     (iv) declared or paid any dividend or distribution on any shares of capital stock or issued, or authorized, recommended or proposed the issuance of, any other distribution in respect of the Shares, whether payable in cash, securities or other property, or altered or proposed to alter any material term of any outstanding security; (v) issued, or announce its intention to issue, any debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with its past practice; (vi) authorized, recommended, proposed or publicly announced its intention to enter into a (A) any merger, consolidation, liquidation, dissolution, business combination, acquisition or assets or securities or disposition of assets or securities other than in the ordinary course of business, (B) any material change in its capitalization, (C) any release or relinquishment of any material contract rights, or (D) any comparable event not in the ordinary course of business; (vii) authorized, recommended or proposed or announced its intention to authorize, recommend or propose any transaction which could adversely affect the value of the Shares; (viii) proposed, adopted or authorized any amendment to its Certificate of Incorporation or Bylaws or similar organizational documents or Purchaser or Parent shall have learned about any such proposal or amendment which shall not have been previously disclosed; (ix) entered into any new material contracts or cancelled or substantially changed the terms of any existing material contracts; or (x) agreed in writing or otherwise to take any of the foregoing actions; or

          (f) the Company shall have (i) entered into any employment, severance or similar agreement, arrangement or plan with any of its employees other than in the ordinary course of business; (ii) entered into or amended any agreements, arrangements or plans so as to provide for increased or accelerated benefits to any employee as a result of or in connection with the transactions contemplated by the Offer, the Merger or other business combination; or (iii) except as may be required by law, taken any action to terminate or amend any employee benefit plan (as defined in Section 3(2) of the Employee Retirement and Income Security Act of 1974, as amended) of the Company, or Purchaser shall have become aware of any such action that was not disclosed in publicly available filings prior to the date of this Offer to Purchase; or

          (g) Purchaser, Parent or another affiliate of Parent and the Company shall have entered into an agreement that the Offer be terminated or amended or Purchaser, Parent or another affiliate of Parent shall have entered into an agreement with the Company providing for a merger or other business combination with the Company, which, in the sole judgment of Parent or Purchaser in any such case, and regardless of the circumstances (including any action or inaction by Purchaser, Parent or any affiliate of Parent) giving rise to any such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment.

          The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Parent or Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, and the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by Parent or Purchaser concerning the events described above will be final and binding upon all parties.

                                    ANNEX B
                                    -------


        FIRST.  The name of the corporation is MaxServ, Inc.

        SECOND. The address of the corporation's registered office in the State of Delaware is One Rodney Square, 10th Floor, Tenth and King Streets, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is RL&F Service Corp.

        THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

        FOURTH. The total number of shares of stock which the corporation shall have authority to issue is 1,000. All such shares are to be Common Stock, par value of $.01 per share, and are to be of one class.

        FIFTH. The incorporator of the corporation is Siobhan Cameron, P.O. Box 551, Wilmington, DE 19899.

        SIXTH. Unless and except to the extent that the by-laws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.

        SEVENTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to make, alter and repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to alter or repeal any by-law whether adopted by them or otherwise.

        EIGHTH. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

        NINTH. The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any

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other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

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